Exhibit 5.2.6

300 WEST VINE STREET SUITE 2100 LEXINGTON, KY 40507-1801 MAIN: (859) 231-3000 FAX: (859) 253-1093 www.skofirm.com

June 21, 2013

The McClatchy Company

2100 “Q” Street

Sacramento, CA 95816

Re:                             Lexington H-L Services, Inc.

Ladies and Gentlemen:

We are delivering this opinion letter as counsel to Lexington H-L Services, Inc., a Kentucky corporation (the “Company”), at the request of Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company’s parent, The McClatchy Company (the “Parent”).  This opinion letter is provided in connection with the filing by the Parent and certain of its subsidiaries, including the Company (collectively, the “Subsidiary Guarantors”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Registration Statement, the Parent is registering under the Securities Act an aggregate of up to $910,000,000 in principal amount of its 9.00% Senior Secured Notes due 2022 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Parent’s outstanding 9.00% Senior Secured Notes due 2022 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Registration Statement further describes that the Outstanding Notes are guaranteed by each of the Subsidiary Guarantors (each, an “Outstanding Guarantee” and collectively, the “Outstanding Guarantees”). The Registration Statement also covers issuance of the guarantees by each of the Subsidiary Guarantors of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Notes Guarantees”). The Outstanding Notes and Outstanding Guarantees were issued, and the Exchange Notes and Exchange Notes Guarantees will be issued, pursuant to an Indenture, dated as of December 18, 2012 (the “Indenture”), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In rendering the opinions expressed below, we have reviewed originals or copies of what we understand to be:  (a)  the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as December 18, 2012, by and among the Company, the Subsidiary Guarantors and the initial purchasers listed therein (the “Registration Rights

The McClatchy Company

June 21, 2013

Agreement”); (c) the Indenture; (d) form of Exchange Notes, which are in the form of Exhibit A to the Indenture and a copy of the Exchange Notes Guarantees attached to the form of the Exchange Notes; (e) a copy of the Articles of Incorporation, as amended, the bylaws and authorizing resolutions of the Company; (f) a Certificate of Existence, dated June 10, 2013, issued by the Kentucky Secretary of State with respect to the Company; and (g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the accuracy of all factual matters set forth in each certificate, instrument or other document we have reviewed; (e) the legal capacity of natural persons; (f) each of the Indenture and Registration Rights Agreement have been duly authorized, executed and delivered by all the parties thereto (other than the Company) and constitutes a legally valid, binding and enforceable obligation of the parties thereto enforceable against such parties in accordance with its terms; and (g) the Exchange Notes will be duly executed by the Parent and authenticated by the Trustee and will be valid and enforceable obligations of the Parent.  As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon written certifications and statements of officers and/or other representatives of the Company.

The opinions set forth herein are limited to the laws of the Commonwealth of Kentucky.  We render no opinion with respect to laws of the United States.  We express no opinion as to the effect of (i) any bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally or (ii) general principles of equity.

Opinions

Subject to the assumptions, limitations, qualifications, exceptions and conditions contained in this letter, we are of the opinion that:

1.                                      The Company is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Kentucky.

2.                                      The Company has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Notes Guarantees and to carry out and perform its obligations under the terms of the Exchange Notes Guarantees.

3.                                      All corporate action on the part of the Company, including the necessary approvals by its directors and shareholder, necessary for the authorization, execution and delivery of the Exchange Notes Guarantees, and the performance by the Company of its obligations under the Exchange Notes Guarantees, has been taken.

This opinion letter is being delivered pursuant to Rule 601(b)(5) of Regulation S-K under the Securities Act.   No opinion may be implied or inferred beyond the opinions expressly stated in the numbered paragraphs above.

The McClatchy Company

June 21, 2013

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Stoll Keenon Ogden PLLC

Stoll Keenon Ogden PLLC